Exhibit 99.1

REGENCE RX AND CATALYST HEALTH SOLUTIONS ANNOUNCE

PHARMACY BENEFIT MANAGEMENT AGREEMENT THROUGH 2017

Catalyst Rx to serve as exclusive provider of pharmacy benefits for Regence Rx; will establish Pharmacy Center of Excellence in Pacific Northwest

FOR IMMEDIATE RELEASE

PORTLAND, OR and ROCKVILLE, MD Mar 19, 2012 – Regence Rx, Inc. and Catalyst Health Solutions, Inc., (NASDAQ: CHSI) today announced an agreement that establishes Catalyst Rx as the exclusive provider of pharmacy benefit management (PBM) services for Regence Rx. The agreement is expected to be effective May 1, 2012 and the initial term runs through December 31, 2017 with a four-year optional extension. Through this agreement, Regence Rx will carve out its operational functions, and transfer related people, technology, and internal client service assets to Catalyst for them to manage and operate. Regence Rx will continue to provide clinical and contracting support to its customers.

Catalyst Rx is a full-service PBM that serves more than 18 million lives in the United States and Puerto Rico. This agreement will allow Regence Rx to leverage the scale and expertise of Catalyst Rx, one of the country’s fastest growing PBMs, and its national provider network as the two organizations partner to deliver more efficient pharmacy benefit programs and better clinical outcomes for clients and individuals throughout the Pacific Northwest and Intermountain State Regions. Regence Rx currently provides PBM services for more than 1.2 million members of Regence Health Plans and provides related services to over 7.7 million members from other Blue Cross and Blue Shield and Medicaid plans.

“We are excited about the opportunity to partner with Regence Rx to deliver PBM services to their clients and members,” said Catalyst Health Solutions President and Chief Operating Officer Rick Bates. “Through this collaboration, Catalyst will work with Regence Rx to establish a pharmacy Center of Excellence in the Northwest that will help us serve an even greater number of employers, individuals and communities throughout the region.”

“By joining forces, our companies will be able to fulfill our mutual goal of supporting an economically sustainable health care system,” said President of Direct Health Solutions for Cambia Health Solutions, Inc., John W. Morgan. “Additionally, as we leverage Catalyst’s national provider network and contracting capabilities, investments in product development, and expanded sales and marketing resources, Regence Rx will be in a position to improve our efficiency, deliver enhanced service to our clients and leverage new opportunities to grow our business.”

Under the terms of the agreement, Catalyst will retain Regence Rx staff and provide Regence Rx with a full complement of PBM services, including: claims adjudication, member services, network administration, rebate contracting, mail and specialty drug management, data reporting and analytics, as well as client service and sales support.

Christopher Price of Broad Creek Partners, LLC was the strategic advisor to Regence Rx.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region; and a fully integrated prescription mail service facility. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

About Regence Rx, Inc.

The mission of Regence Rx is to ensure that members have affordable coverage for prescription medications. The company is distinguished by its focus on clinical evidence to build its formulary, and its focus on lowest net costs has helped reduce the cost of prescription medications for Regence Rx and their members. Regence Rx currently provides PBM services for more than 1.2 million members of Regence Health Plans. In addition, over 7.7 million members from other Blue Cross and Blue Shield and Medicaid plans trust Regence Rx to provide clinical and contracting support. Regence Rx, Inc. is part of the Cambia Health Solutions family of companies.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

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Catalyst Media Contact: Christopher T. Burns Senior Vice President, Marketing 240.268.9666 cburns@chsi.com	Catalyst Investor Relations Contact: Tim Pearson Chief Financial Officer 301.548.2900 investorrelations@chsi.com

Regence Rx Media Contact:

Samantha Meese 503.225.4871 samantha.meese@cambiahealth.com

SOURCE:	Catalyst Health Solutions, Inc. Regence Rx, Inc